SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GEORGIA-PACIFIC CORPORATION (Exact Name of Registrant as Specified in its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)

93-0432081 (I.R.S. Employer Identification No.)

133 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30303 (Address of Principal Executive Offices) (Zip Code)

Unisource Worldwide, Inc. RETIREMENT SAVINGS PLAN (Full Title of the Plan)

KENNETH F. KHOURY Vice President, Deputy General Counsel and Secretary Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303 (Name and Address of Agent for Service)
(404) 652-4839 Telephone number, including area code of Agent for Service

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Georgia-Pacific Group Common Stock, par value $.80 per share(2)	2,000,000	$39.625	$79,000,000	$20,856.00
Georgia-Pacific Timber Group Common Stock, par value $.80 per share(2)	500,000	$21.625	$10,812,500	$2,854.50
Total				$23,710.50
(1)

Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1) based on the average of the high and low sales price of $39.50 and $21.625 per share for Georgia-Pacific Group Common Stock and Georgia-Pacific Timber Group Common Stock on the NYSE on January 27, 2000 and January 31, 2000, respectively.

(2)

Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Unisource Worldwide, Inc. Retirement Savings Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

           The documents constituting Part I of this Registration Statement have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information should be directed to Kenneth F. Khoury, Vice President, Deputy General Counsel and Secretary, at Georgia-Pacific Corporation, 133 Peachtree Street, N.E., Atlanta, Georgia 30303 or (404) 652-4839.

PART II

INFORMATION REQUIRED IN THE REGISTRATION
STATEMENT

Item 3.	Incorporation of Documents by Reference.

           The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

(a)	the Annual Report on Form 10-K of Georgia-Pacific Corporation (the "Corporation") for the fiscal year ended December 31, 1998, as amended by the Annual Report on Form 10-K/A filed on April 7, 1999;
(b)

the Corporation's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 1999, filed on May 17, 1999, July 3, 1999, filed on August 17, 1999 as amended on September 13, 1999, and October 2, 1999, filed on November 9, 1999

(c)

the Corporation's Current Reports on Form 8-K dated March 18, 1999, May 4, 1999, June 22, 1999, June 28, 1999, July 15, 1999, October 4, 1999 and November 10, 1999 and Current Report on Form 8-K/A dated July 15, 1999; and

(d)

the description of the G-P Group Stock contained in the Corporation's Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

(e)

the description of the Georgia-Pacific Corporation Georgia-Pacific Group Common Stock contained in the Corporation's Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description;

(f)

the description of the Georgia-Pacific Corporation Georgia-Pacific Timber Group Common Stock contained in the Corporation's Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description; and

(g)

All other documents subsequently filed by the Registrant and the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

           Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

           Not applicable.

Item 5.	Interests of Named Experts and Counsel.

            The validity of the shares of the Registrant's Common Stock is being passed upon by Kenneth F. Khoury, Vice President, Deputy General Counsel and Secretary of the Registrant. Kenneth F. Khoury is an officer of, and receives compensation from, the Registrant.

Item 6.	Indemnification of Directors and Officers.

           Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify an individual who is party to a proceeding because he or she is or was a director against liability incurred in the proceeding if (1) such individual conducted himself or herself in good faith; and 2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

           Section 14-2-852 of the Georgia Business Corporation Code provides that, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

           Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director, (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer) to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (1) appropriation, in violation of their duties, of any business opportunity of the corporation, (2) acts or omissions which involve intentional misconduct or a knowing violation of law, (3) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the Georgia Business Corporation Code and may apply to a court under Section 14-2-854 of the Georgia Business Corporation Code for indemnification, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors or contract.

           In accordance with Article VI of the Corporation's Bylaws, every person (and the heirs and personal representatives of such person) who is or was a director, officer, employee or agent of the Corporation, or of any other corporation, partnership, joint venture, trust or other enterprise in which he served as such at the request of the Corporation, shall be indemnified by the Corporation against any and all liability and expense (including, without limitation, counsel fees and disbursements, and amounts of judgments, fines or penalties against, or amounts paid in settlement by, a director, officer, employee or agent) actually and reasonably incurred by him in connection with or resulting from any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative or in connection with any appeal relating thereto, in which he may become involved, as a party or otherwise, or with which he may be threatened, by reason of his being or having been a director, officer, employee or agent of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or omitted by him in his capacity as such whether or not he continues to be such at the time such liability or expense shall have been incurred. Every person (and the heirs and personal representatives of such person), to the extent that such person has been successful on the merits or otherwise with respect to any claim, action, matter, suit or proceeding is entitled to indemnification as of right for expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Except as provided in the preceding sentence, upon receipt of a claim for indemnification under Article VI of the Corporation's Bylaws, the Corporation

shall proceed as follows, or as otherwise permitted by applicable law. If the claim is made by a director or officer of the Corporation, the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to the applicable action, suit or proceeding, shall determine whether the claimant met the applicable standard of conduct as set forth in subparagraphs (A) and (B) below. If such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, such determination shall be made by independent legal counsel (who may be the regular inside or outside counsel of the Corporation) in a written opinion. If such determination has not been made within 90 days after the claim is asserted, the claimant shall have the right to require that the determination be submitted to the shareholders at the next regular meeting of shareholders by vote of a majority of the shares entitled to vote thereon. If a claim is made by a person who is not a director or officer of the Corporation, the Chief Executive Officer and the general counsel of the Corporation shall determine, subject to applicable law, the manner in which there shall be made the determination as to whether the claimant met the applicable standard of conduct as set forth in subparagraphs (A) and (B) below. In the case of each claim for indemnification, the Corporation shall pay the claim to the extent the determination is favorable to the person making the claim.

(A)

In the case of a claim, action, suit or proceeding other than by or in the right of the Corporation to procure a judgment in its favor, the director, officer, employee or agent must have acted in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, any director seeking indemnification must not have been adjudged liable on the basis that any personal benefit was received by him. For the purpose of this subparagraph (A), the termination of any claim, action, suit or proceeding, civil, criminal or administrative, by judgment, order, settlement (either with or without court approval) or conviction, or upon a plea of guilty or nolo contendere or its equivalent, shall not create a presumption that a director, officer, employee or agent did not meet the standards of conduct set forth in this subparagraph.

(B)

In the case of a claim, action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor, the director, officer, employee or agent must have acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification under this subparagraph (B) shall be made (1) with regard to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper, or (2) for amounts paid, or expenses incurred, in connection with the defense or settlement of any such claim, action, suit or proceeding, unless a court of competent jurisdiction has approved indemnification with regard to such amounts or expenses.

           Pursuant to Article VI of the Corporation's Bylaws, expenses incurred by any person who is or was a director, officer, employee or agent of the Corporation with respect to any claim, action, suit or proceeding of the character described in the first sentence of the preceding paragraph shall be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it shall be ultimately determined that he is not entitled to indemnification. Indemnification and advancement of expenses pursuant to Article VI of the Corporation's Bylaws is not exclusive of any rights to which any such director, officer, employee or other person may otherwise be entitled by contract or by law.

           The Corporation carries insurance policies insuring its liability to officers and directors under the foregoing indemnity and insuring its officers and directors against liability incurred in their capacity as such.

Item 7.	Exemption from Registration Claimed.

           Not applicable.

Item 8.	Exhibits.

Exhibit No. Description

4.1(i)

Articles of Incorporation, restated as of December 16, 1997 (Filed as Exhibit 4.1 to the Corporation's Registration Statement on Form S-8 as filed with the Commission on December 18, 1997, and incorporated herein by this reference thereto).

4.1(ii)

Articles of Amendment to Restated Articles of Incorporation (Filed as Exhibit 3.1 to the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, and incorporated herein by this reference thereto).

4.2	Bylaws, as amended to date.
4.3

Rights Agreement, dated as of December 16, 1997, between Georgia-Pacific Corporation and First Chicago Trust Company of New York, with form of G-P Rights Certificate attached as Exhibit A-1, Form of Timber Rights Certificate attached as Exhibit A-2, Series B Preferred Stock Designation attached as Exhibit B-1 and Series C Preferred Stock Designation attached as Exhibit B-2 (Filed as Exhibit 4.3(ii) to the Corporation's Amendment No. 1 to Registration Statement on Form S-4 dated October 29, 1997).

II-5
4.4

Amendment No. 1, dated as of November 8, 1999, to Amended and Restated Rights Agreement dated as of December 16, 1997, between Georgia-Pacific Corporation and First Chicago Trust Company of New York, as Rights Agent.

5.1	Opinion of Kenneth F. Khoury, Esq.
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Kenneth F. Khoury, Esq. (included in Exhibit 5)
24	Powers of Attorney (included on Signature Page).

           In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the undersigned Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.	Undertakings.
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

II-6

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

           The Registrant.       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 31st day of January 2000.

GEORGIA-PACIFIC CORPORATION (Registrant)

By: /s/ Danny W. Huff Danny W. Huff Executive Vice President - Finance and Chief Financial Officer

POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints James F. Kelley and Kenneth F. Khoury, and either of them (with full power in each to act alone), as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

As officers or directors of GEORGIA-PACIFIC CORPORATION

/s/ A. D. Correll A. D. Correll
Director, Chairman, Chief Executive Officer and President (Principal Executive Officer)
January 31, 2000
/s/ Danny W. Huff Danny W. Huff	Executive Vice President- Finance and Chief Financial Officer (Principal Financial Officer)	January 31, 2000
II-8
/s/ James E. Terrell James E. Terrell	Vice President and Controller (Principal Accounting Officer)	January 31, 2000
/s/ James S. Balloun James S. Balloun	Director	January 21, 2000
/s/ Robert Carswell Robert Carswell	Director	January 21, 2000
/s/ Jane Evans Jane Evans	Director	January 21, 2000
/s/ Donald V. Fites Donald V. Fites	Director	January 21, 2000
/s/ Harvey C. Fruehauf, Jr. Harvey C. Fruehauf, Jr.	Director	January 21, 2000
/s/ Richard V. Giordano Richard V. Giordano	Director	January 21, 2000
/s/ David R. Goode David R. Goode	Director	January 21, 2000
/s/ M. Douglas Ivester M. Douglas Ivester	Director	January 21, 2000
/s/ James P. Kelly James P. Kelly	Director	January 21, 2000
/s/ Louis W. Sullivan Louis W. Sullivan	Director	January 21, 2000
/s/ James B. Williams James B. Williams	Director	January 21, 2000

The Plan.            Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 1st day of February 2000.

UNISOURCE WORLDWIDE, INC. RETIREMENT SAVINGS PLAN

By: /s/ Patricia A. Barnard Plan Administrator

INDEX TO EXHIBITS

Exhibit No. Sequentially Numbered Description

4.2	Bylaws, as amended to date.
4.4

Amendment No. 1, dated as of November 8, 1999, to Amended and Restated Rights Agreement dated as of December 16, 1997, between Georgia-Pacific Corporation and First Chicago Trust Company of New York, as Rights Agent.

5.1	Opinion of Kenneth F. Khoury, Esq.
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Kenneth F. Khoury, Esq. (included in Exhibit 5)
24	Powers of Attorney (included on Signature Page).